EXHIBIT 10.6

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 17, 2007, between Alliance Systems, Ltd., a Texas limited partnership ("Seller"), and Interactive Intelligence, Inc., an Indiana corporation ("Buyer").

RECITALS

A. Seller is in the business of providing hardware, including servers and gateways, for Buyer and other companies. Seller also provides software support and professional services through a focused professional services group for Buyer and other companies, including, but not limited to, software sales, software implementations and configurations (the "PSO Business").

B. Seller desires to sell to Buyer substantially all of the assets of the PSO Business, and Buyer desires to purchase those assets from Seller, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE 1

Sale and Purchase of Assets

1.1. Sale and Purchase of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Article 2.2 below), Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire, assume and accept from Seller, all of Seller's right, title and interest in and to the following assets of Seller (collectively, the "Assets"):

(a) Certain Contract Rights. All of Seller's rights under the services and support contracts listed on Exhibit A attached hereto (collectively, the "Services and Support Contracts"). Some of the Services and Support Contracts are proposed contracts and are identified as such on Exhibit A.

(b) Other Contracts. All of Seller's rights and obligations under other contracts listed on Exhibit B attached hereto (collectively, the "Other Contracts" and, collectively with the software Services and Support Contracts, the "Assumed Contracts").

(c) Equipment. All of Sellers tangible assets related to and used in or useful for the PSO Business, including, but not limited to, furniture, fixtures, computers, hardware, software, manuals, training materials and other equipment listed on Exhibit C attached hereto (collectively, the "Equipment").

(d) Books and Records. All books and records relating to the Assumed Contracts and the other Assets including customer lists and records, mailing lists, marketing, sales and promotional materials and records, and all other books, records, files, data or databases, correspondence, memoranda, notes and other documents or papers and other evidence thereof relating to the PSO Business (collectively, the "Books and Records").

(e) Intangible Assets. All know-how, processes, goodwill and other intangible assets associated with the PSO Business.

1.2. Assumption of Certain Liabilities by Buyer.

(a) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer agrees to assume only those liabilities and obligations arising out of Buyer's ownership and operation of the PSO Business from and after the Closing Date (and in particular, with respect to obligations under the Assumed Contracts, only the obligations thereunder that are required pursuant to the Assumed Contracts to be performed after the Closing Date) (collectively, the "Assumed Liabilities").

(b) Retained Liabilities. Except as specifically set forth in subsection (a) above, Buyer will not assume any debts, obligations, rent, taxes, operating expenses, utilities or other liabilities of Seller of any character whatsoever, whether accrued, contingent or otherwise (the "Retained Liabilities"). All of the foregoing will be retained by Seller and Seller agrees to pay and satisfy when due any such liabilities and obligations not assumed by Buyer. Seller hereby acknowledges and agrees that Buyer shall not have any liability, obligation or responsibility for any breach of any of the Assumed Contracts prior to the Closing Date. Without limitation of the foregoing, Buyer will not assume (i) any accounts payable or debts, whether owed to banks, officers, shareholders, affiliates or other creditors of any nature whatsoever, (ii) any employment agreements, employee benefit plans or other employment related contracts or obligations except those obligations agreed upon in Article 5.5, or (iii) any obligations under any Contracts (as hereinafter defined) of Seller that are not Assumed Contracts.

ARTICLE 2

Purchase Price; Closing

2.1. Purchase Price. The aggregate purchase price for the Assets will be One Million, One Hundred Thousand Dollars ($1,100,000) payable as set forth in Article 2.4 (the "Purchase Price").

2.2. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Assets (the "Closing") shall take place at the offices of Buyer's counsel, Baker & Daniels LLP, in Indianapolis, Indiana, simultaneously with the execution and delivery of this Agreement, or at such other place and time and/or on such other date as the parties hereto may mutually agree. The date and time at which the Closing actually occurs is referred to herein as the "Closing Date."

2.3. Closing Matters. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) Buyer shall deliver to Seller the Purchase Price (as adjusted as set forth in Article 2.4 below, and minus the Hold Back Sum referred to in Article 2.5 below), by wire transfer of immediately available funds in such amount to an account to be designated in writing by Seller prior to the Closing Date.

(b) Seller shall deliver to Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller's right, title and interest in and to the Assets and, simultaneously therewith, will take such steps as may be necessary to place Buyer in actual possession and operating control of the Assets. Delivery of the Equipment shall be made at its current locations.

(c) Seller shall deliver to Buyer any required executed consents to assignments received by Seller with respect to the Assumed Contracts, which consents to assignment shall be in form and substance reasonably satisfactory to Seller and Buyer.

(d) Buyer shall deliver to Seller such written undertakings, in form and substance reasonably satisfactory to Seller, whereby Buyer shall assume and agree to perform the Assumed Liabilities.

(e) Seller and Buyer shall deliver to each other such other documents, certificates, instruments and writings required to be delivered pursuant to this Agreement.

2.4. Adjustments and Prorations. The amount payable at the Closing (the "Closing Payment") shall be subject to adjustment as follows:

(a) The Closing Payment will be decreased by the amount of all payments previously received by Seller prior to the Closing Date under the Services and Support Contracts as advance payments for services to be performed by Buyer after the Closing Date under such Assumed Contracts (including, without limitation, prorated amounts paid by Buyer to Seller for annual support services with respect to that portion of each contract year after the Closing Date).

(b) The Closing Payment will be increased by the amount which, pursuant to the Services and Support Contracts, is to be billed to customers after the Closing Date for services that were previously performed by Seller prior to the Closing Date. Buyer shall have the right to bill and collect such amounts after the Closing Date. Notwithstanding the foregoing, Buyer is not purchasing or assuming Seller's accounts receivable that are outstanding at the Closing Date and there will be no adjustment of the Closing Payment as a result of such receivables.

(c) The parties will cooperate and use their good faith efforts document and agree upon the prorations required by this Article 2.4 at least two business days prior to the Closing. If final prorations cannot be made prior to or at the Closing, then the parties shall allocate such items on a fair and equitable basis as soon as the applicable invoices, bills or other financial statements are available, with final adjustment to be made as soon as reasonably possible after the Closing Date. Each party promptly will provide the other upon reasonable request with all financial information in its possession or control in reasonable detail necessary to determine and confirm the final prorations.

2.5. Hold Back Provision.

(a) Both Seller and Buyer recognize that there are no guarantees that the PSO Employees (as defined herein) will stay in the employment of the Buyer nor any legal obligation the PSO Employees will stay in the employment of the Buyer after the Closing Date, unless Buyer enters into binding employment agreements with such employees. Absent such employment agreement, the PSO Employees have a right to leave their employment at will. The Seller and Buyer recognize that if any of the PSO Employees leave the employment of the Buyer during a short period of time after the Closing Date, there may be certain costs of recruiting and training that the Buyer could incur. The Seller and Buyer agree that Buyer shall hold back from the amount to be paid to Seller at the Closing the sum of One Hundred and Eighty Thousand ($180,000.00) Dollars (the "Hold Back Sum") for a period of ninety days to account for the costs of recruiting and training if any of the PSO Employees leave the employment of Buyer prior to the date that is ninety days after the Closing Date (such date being the "Final Settlement Date"). The Hold Back Sum will be paid in full to the Seller so long as none of the PSO Employees leave the employment of the Buyer prior to the Final Settlement Date. The Hold Back Sum to be paid to the Seller will be reduced by a certain sum depending upon which PSO Employee leaves prior to the Final Settlement Date. A list of the PSO Employees is set out on the attached Exhibit D which includes the sum of money identified as a reduction in the Hold Back Sum that will be paid to the Seller on the Final Settlement Date. Such reductions will be returned to the Buyer at the Final Settlement Date.

(b) At the Final Settlement Date, the parties mutually agree to the following process: The Buyer will provide the Seller (i) the final list of those PSO Employees that have remained in the employment of the Buyer at the Final Settlement Date; (ii) a final accounting of the Hold Back Sum owed the Seller, less any deductions for PSO Employees that have left before the Final Settlement Date, and (iii) written confirmation that the Buyer will to pay the Seller the Hold Back Sum less any deductions to the Hold Back Sum returned to the Buyer at the Final Settlement Date. The Buyer will review such information, and confirm its acceptance of the final Hold Back Sum before the monies will be paid to each party.

2.6. Allocation of Purchase Price. At or prior to the Closing, Seller and Buyer shall agree in writing to an allocation of the Purchase Price among the various Assets. Each of Seller and Buyer agrees that it shall report for federal, state, local and all other tax purposes in a manner consistent with such allocation, and that it shall not take any position inconsistent with such allocation in connection with any examination, claim, action or other proceeding by or against any taxing authority or for any other purpose.

ARTICLE 3

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

3.1. Organization and Authority. Seller is duly organized and validly existing as a limited partnership under the laws of the State of Texas and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.2. No Violation. The execution, delivery and performance of this Agreement by Seller do not and will not constitute or result in (i) a breach or violation of the Articles of Incorporation or By-Laws of Seller, or (ii) a breach or violation of, a default under, the acceleration of or the creation of any Lien (as hereinafter defined) (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, license, contract, note, mortgage, arrangement or other obligation (collectively, "Contracts") to which Seller is a party or by which it or any of the Assets is bound, or any law, rule, ordinance or regulation or any judgment, decree, order, award or governmental or non-governmental permit to which it is subject.

3.3. Required Consents. Except as set forth on Schedule 3.3, no notices, reports or other filings are required to be made by Seller with, and no consents, approvals or other authorizations are required to be obtained by Seller from any governmental or regulatory authority or any other person in connection with the execution, delivery and performance of this Agreement.

3.4. Warranty of Title. Except as set forth on Schedule 3.4, Seller owns all right, title and interest in and to all of the Assets, free and clear of all liens, pledges, security interests, claims, charges or other encumbrances of any nature whatsoever ("Liens"), all of which Liens will be completely released on or prior to the Closing Date. At the Closing, Seller will convey to Buyer, and Buyer will take from Seller, all right, title and interest in and to all of the Assets, free and clear of any and all Liens.

3.5. Assumed Contracts. The Assumed Contracts comprise all of the material Contracts related to the PSO Business. Seller has delivered to Buyer true and accurate copies of all of the Assumed Contracts, as amended through the Closing Date. Each of the Assumed Contracts is valid, binding and enforceable in accordance with its terms and there is not any existing default or event of default, or any event which, with or without notice or lapse of time or both, would constitute a default under any of the Assumed Contracts by Seller or, to the knowledge of Seller, by any other party thereto.

3.6. Condition of Equipment; Sufficiency of Assets. The Equipment is in good operating condition and repair (subject to routine maintenance in the ordinary course of business) and, collectively with the Assumed Contracts and the other Assets, constitute all of the assets necessary and sufficient for the continued conduct of the PSO Business by Buyer after the Closing in the same manner as conducted prior to the Closing.

3.7. PSO Employees.

(a) Schedule 3.7 sets forth a complete and accurate list of all of the employees of Seller engaged in the PSO Business (the "PSO Employees"), including their name, job title, current wage rate or salary and date of hire. Except as set forth on Schedule 3.7, Seller is not a party to or bound by any employment agreement, collective bargaining agreement or other employment related Contract or arrangement with respect to any of the PSO employees.

(b) With respect to the PSO Employees, Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours of work and occupational safety and health, including, without limitation, laws respecting employment discrimination. There are no claims, actions or proceedings pending or, to the knowledge of Seller, threatened against Seller by or on behalf of any of the PSO Employees alleging breach of any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Seller has not received any notice of the intent of any governmental or regulatory authority responsible for the enforcement of labor or employment laws to conduct an investigation of Seller and no such investigation is in progress. There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to Sellers' knowledge, threatened by any of the PSO Employees.

(c) Seller is not delinquent in payments to any of the PSO Employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them to the date hereof. Seller has complied with all withholding tax requirements and procedures and, in the case of social security, unemployment, employee payroll and withholding taxes, Seller has withheld amounts from the PSO employees, in each case in compliance in all material respects with applicable tax withholding provisions and has made all required remittances in respect of such amounts withheld.

3.8. Compliance with Law; No Litigation. Seller and the PSO Business are in compliance in all material respects with all applicable laws and regulations and there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against Seller relating in any way to the PSO Business or the Assets or that would affect Buyer's ownership and control or rights to use or otherwise receive the benefit of any of the Assets following the Closing Date.

3.9. No Brokers. No broker, finder or investment banker, including any director, officer, employee, affiliate or associate of Seller, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller or any of its affiliates.

3.10. Accuracy of Information. All documents and other information delivered by or on behalf of Seller to Buyer in connection with this Agreement and the transactions contemplated hereby is true, correct and complete. All financial information regarding the PSO Business delivered by or on behalf of Seller to Buyer fairly presents in all material respects the financial condition and the results of operations and cashflows of the PSO Business at the dates and for the periods presented, and that the Buyer has had an opportunity to review such information prior to Closing. The information furnished by or on behalf of Seller to Buyer in connection with this Agreement and the transactions contemplated hereby (including the representations and warranties of Seller included herein and the Schedules attached hereto) does not contain any untrue statement of a material fact or omit to state any material fact; and Seller does not know of any fact, event or condition that has resulted in, or could reasonably be expected to result in, a material adverse change in the PSO Business or the condition of the Assets.

ARTICLE 4

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

            4.1. Organization. Buyer is duly organized and validly existing as a corporation under the laws of the State of Indiana and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

            4.2. No Violation. The execution, delivery and performance of this Agreement by Buyer do not and will not constitute or result in (i) a breach or violation of the Articles of Incorporation or By-Laws of Buyer, or (i) a breach or violation of, a default under, the acceleration of or the creation of any Lien (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract to which Buyer is a party or by which it is bound.

            4.3. Required Consents. No notices, reports or other filings are required to be made by Buyer with, and no consents, approvals or other authorizations are required to be obtained by Buyer from, any governmental or regulatory authority or any other person in connection with the execution, delivery and performance of this Agreement.

            4.4. No Brokers. No broker, finder or investment banker, including any director, officer, employee, affiliate or associate of Seller, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or any of its affiliates.

            4.5. PSO Employees. Buyer agrees that it has provided Seller for presentation to the PSO Employees an accurate statement of the proposed wages, salaries, bonuses, and job titles for the PSO Employees once they become employees of the Buyer.

ARTICLE 5

Covenants

5.1. Conduct of Business. Prior to the Closing Date, except as Buyer may otherwise consent in writing, Seller shall operate its PSO Business in the usual and ordinary course consistent with past practice, and Seller shall not sell, encumber or otherwise transfer any of the Assets.

5.2. Exclusivity. Prior to the Closing Date, neither Seller nor any of its shareholders, directors, officers, employees or representatives shall enter into any agreement providing for, or solicit, encourage or facilitate any proposal or any inquiries with respect to, any acquisition of any of the Assets.

5.3. Cooperation; Further Assurances.

(a) Prior to the Closing Date, Seller and Buyer agree to cooperate and respectively use all reasonable efforts to promptly obtain the consent of each counterparty to each Assumed Contract that may be required in order to assign (or, in the case of Service and Support Contracts that are not yet completed and executed, to complete and execute such Assumed Contracts) and otherwise fully effect the sale and purchase of such Assumed Contract, and to take such actions as may be necessary or desirable to satisfy the conditions to the Closing set forth in this Agreement and to otherwise consummate and make effective the transactions contemplated by this Agreement.

(b) At any time and from time to time after the Closing, Seller shall, at the reasonable request of Buyer and at Seller's expense and without further consideration, execute and deliver any bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request in order more effectively to transfer, convey, assign and deliver to Buyer, and to place Buyer in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in Buyer all right, title and interest in, to and under the Assets or to otherwise carry out the intents and purposes of this Agreement.

5.4. Books and Records. On the Closing Date, Seller shall deliver to Buyer all of the Books and Records. However, if at any time after the Closing Date, Seller or Buyer discover any other Books and Records that have not been delivered to Buyer, Seller shall promptly deliver them to Buyer. From and after the Closing Date, Seller shall not, and shall cause its representatives not to, use any of the information in the Books and Records for any purpose unrelated to the transactions contemplated by this Agreement, and Seller shall (and shall cause its directors, officers, employees, affiliates, agents and other representatives to) keep all of such information strictly confidential unless such information (a) is or becomes generally available to the public other than as a result of disclosure in violation of this Article or (b) is required, in the opinion of legal counsel, to be disclosed by law, in which case the parties will discuss the terms of such disclosure prior to its release.

5.5. Employee Matters.

(a) Buyer shall offer employment to all of the PSO Employees commencing as of the Closing Date, but shall not have any obligation hereunder or otherwise to hire any PSO Employee. PSO Employees who are hired by Buyer are herein called "Hired Employees". Seller shall assist Buyer in good faith in obtaining the employment of the PSO Employees to which it makes offers, and shall terminate its employment of all of the Hired Employees prior to the Closing. In the event notice is required pursuant to the provisions of the Worker Adjustment and Retraining Act (the "WARN Act"), Seller shall be solely responsible for providing such notice to its employees and Seller shall indemnify and hold Buyer harmless from any Losses (as hereinafter defined) incurred by Buyer arising out of or based upon an assertion of noncompliance by Seller with the provisions of the WARN Act.

(b) Seller shall be solely responsible for and will pay to each Hired Employee all earned wages and benefits through the Closing Date including, without limitation, all accrued vacation time and bonuses accrued and unpaid through the Closing Date. Seller shall be responsible for any other liability which may exist or arise as a result of wage claims, benefit claims, or other employment related claims for any employees of any sort with respect to all periods ending on or prior to the Closing Date.

(c) From and after the Closing Date, Seller shall be solely responsible for any and all benefit liabilities relating to or arising in connection with the requirements of Section 4980B of the Code (COBRA) to provide continuation of health care coverage under any employee benefit plan in respect of any of the PSO Employees (and their dependents) who do not become Hired Employees, including, without limitation, any liabilities arising out of the transactions contemplated hereby. Notwithstanding the foregoing, Buyer agrees that it will waive any such waiting period under its health care insurance plan for the Hired Employees to become fully covered under the Buyer’s employee health care plan upon the Closing Date.

(d) Buyer and Seller agree that Buyer is not assuming any liability under any benefit plans maintained by Seller for the benefit of its employees and that Buyer shall not be deemed a successor company to Seller in connection with any employee benefit plan or other employment related arrangement to which the present or former employees of Seller are or were entitled (including any severance arrangements). Without limitation, Buyer shall not assume, and shall have no liability whatsoever for, any wages, salaries, bonuses, deferred compensation, pension obligations, retirement benefits, health and welfare fund contributions, vacation pay, sick leave, severance pay or any other compensation or employee benefits to which the present or former employees of Seller are or were entitled; shall have no obligation to employ any of Seller's employees in connection with or after the transactions contemplated hereby; and shall not be required to assume any collective bargaining agreements or other understandings or arrangements between Seller and any union or other person or organization purporting to represent the former or present employees of Seller, or any employment agreements or understandings, written or oral, between Seller and any of its former or present employees. Nothing herein shall confer upon any of the PSO Employees any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature whatsoever with Buyer under or by reason of the Agreement. Buyer shall have the right, at any time and in its sole discretion, to amend or terminate any benefit plan that Buyer may make available to any Hired Employee, without the consent of any person covered under such plan.

5.6. Covenant Not to Compete.

(a) Seller agrees that, for a period of three years after the Closing Date, without the prior written consent of Buyer, neither Seller nor any affiliate of Seller shall:

(i) directly or indirectly, either alone or in conjunction with any other individual, entity or other person, whether as a shareholder, partner, member, manager, joint venturer, investor, consultant or in any other capacity whatsoever, engage in or be in any manner connected with any other person or entity engaged in the PSO Business as to the sale of Buyer's software, software support and maintenance only, anywhere within the United States of America ("Covered Business"); provided, that Seller or an affiliate of Seller may own up to 1% of any class of securities that is listed or admitted to trading on a national securities exchange or the Nasdaq Stock Market that is related to the Covered Business;

(ii) directly or indirectly, either alone or in conjunction with any other individual, entity or other person, (A) induce or attempt to induce any customer, supplier, distributor or other business relation of Seller or Buyer as to the Covered Business with whom Seller or Buyer has or has had relationships, directly or indirectly, to curtail or cancel Covered Business with Buyer; (B) solicit or canvass Covered Business from any person who is or was a customer of Seller or Buyer as to the Covered Business at any time; or (C) otherwise in any way intentionally interfere with the relationship between Buyer and any of its customers, suppliers, distributors or other business relations;

(iii) either alone or in conjunction with any other individual, entity or other person, actively solicit, induce or attempt to induce any employee of Buyer to leave the employ of Buyer, or employ or otherwise engage the services of any employee, or otherwise in any way interfere with the relationship between Buyer and any of its employees; or

(iv) disparage Buyer or any of its directors, officers, employees, agents or shareholders.

(b) This Article 5.6 shall be binding upon any successor to Seller after the Closing Date (whether by merger, consolidation, purchase of capital stock or purchase of all or substantially all assets).

(c) Seller agrees that the terms of this Article 5.6 are reasonable with respect to their duration, geographical area and scope, that money damages would not be a sufficient remedy for any breach of the terms of this Article 5.6 and that, in addition to all other remedies available hereunder or otherwise, Buyer shall be entitled to equitable relief, including temporary and permanent injunctive relief (without any requirement to post any bond or other security). In the event of any breach of any covenant set forth in this Article 5.6, the term of such covenant will be extended by the period of the duration of such breach.

(d) All of the covenants in this Article 5.6 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between the parties hereto, and the existence of any claim or cause of action by either party hereto against the other party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Article 5.6, and no material or other breach of any contractual or legal duty by either party hereto shall be held sufficient to excuse or terminate any party's obligations under this Article 5.6 or to preclude Buyer from obtaining injunctive relief as aforesaid.

5.7. Support of Seller Telephone Equipment. Buyer will, for a period of three (3) years after the Closing provide, at no charge to Seller, continued software support of, software maintenance of and free software upgrades, including all major and minor upgrades, for Buyer's current telephone system utilized by Seller. In addition, Buyer will provide, at no charge to the Seller, training courses for one (1) designated employee of Seller for internal support of Seller’s headquarters. Such training will take place at Buyer's location, and will commence upon a mutually agreeable schedule. Seller will be responsible for all of the designated employee’s travel and living expense while being trained.

5.8. Tustin Lease. After the Closing, Seller will permit Buyer to continue to occupy the office space that Seller currently leases in Tustin, California (the "Tustin Lease") for the remaining term of that lease (which expires in October 2007). On a monthly basis, Buyer will reimburse Seller for all amounts due under the Tustin Lease for rent and all other occupancy costs, including telephone, electricity and other utility charges with respect to the Tustin offices, promptly upon receipt of an invoice from Seller setting forth such amounts in reasonable detail. With respect to the month of April, such amounts shall be prorated as of the Closing Date.

5.9. Publicity. Neither party hereto shall issue any press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, unless otherwise required by applicable law.

ARTICLE 6

Conditions

6.1. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Buyer), on or prior to the Closing Date, of each of the following conditions:

(a) Compliance. The representations and warranties of Seller contained in this Agreement shall be true as of the Closing Date as though made at and as of the Closing Date and the covenants and agreements of Seller contained in this Agreement to be performed on or prior to the Closing Date shall have been performed.

(b) Consents. Any filings required to be made by Seller with, and all consents, approvals and authorizations required to be obtained by Seller from, any other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been made or obtained. Buyer agrees that it has worked with the Seller to facilitate consents, if necessary, of customers being transferred to Buyer under this Agreement.

(c) Employees. Each of the PSO Employees listed on Exhibit D shall have accepted offers to become employed by Buyer commencing on the Closing Date, on terms and conditions (including Buyer's customary confidentiality and non-competition obligations) and in form and substance reasonably satisfactory to Buyer and Seller.

6.2. Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller), on or prior to the Closing Date, of the following conditions:

(a) Compliance. The representations and warranties of Buyer contained in this Agreement shall be true as of the Closing Date as though made at and as of the Closing Date and the covenants and agreements of Buyer contained in this Agreement to be performed on or prior to the Closing Date shall have been performed.

(b) Consents. Any filings required to be made by Buyer with, and all consents, approvals and authorizations required to be obtained by Buyer from, any other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been made or obtained.

ARTICLE 7

Termination

7.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual consent of Seller and Buyer;

(b) by either Seller or Buyer, if the Closing does not occur on or prior to April 30, 2007, for any reason other than a breach of this Agreement by the terminating party; or

(c) by either Seller or Buyer, if there shall have been any material breach by the other party of any of its respective representations, warranties, covenants or agreements set forth herein, which breach shall have, in the reasonable judgment of the terminating party, rendered impossible the satisfaction by the other party of the conditions set forth in Article 6 hereof.

7.2. Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Article 7.1(b) or (c), the terminating party shall immediately give written notice of such termination to the other party and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the parties. If this Agreement is terminated as provided in this Article 7, neither party will have any liability or further obligation under this Agreement to any other party, except as provided in this Article 7.2 and Article 8.1, and except that nothing herein will relieve any party from liability for any breach of this Agreement.

ARTICLE 8

Miscellaneous and General

8.1. Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

8.2. Survival; Indemnification.

(a) The representations and warranties of the parties set forth in Article 3 and Article 4 of this Agreement shall survive the Closing for a period of one year after the Closing Date, subject to the final sentence of subsection (b) below. The covenants and agreements of the parties set forth in this Agreement shall survive the Closing for the respective periods set forth therein (and until all of the respective obligations set forth therein have been satisfied in full) or, if no period is specified therein, indefinitely. The agreements of the parties contained in Article 7, Article 8.1 and this Article 8.2(a) shall survive any termination of this Agreement.

(b) After the Closing Date, Seller shall indemnify and hold Buyer, and any of Buyer's employees, agents or representatives, harmless from and against any liability, loss, damage, claim, cost or expense (including, without limitation, expenses of investigation and defense and reasonable fees and disbursements of counsel), Liens or other obligations of any nature whatsoever (collectively, "Losses"), incurred by any of them and arising out of or based upon (i) any breach by Seller of its representations, warranties, covenants or agreements set forth in this Agreement or any other document or instrument delivered by Seller at the Closing; (ii) any claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising from acts, omissions, events or other conditions that occurred or existed with respect to the Assets or the PSO Business at any time prior to the Closing; or (iii) any Retained Liabilities. The indemnification obligations of Seller under clause (i) above with respect to its representations and warranties shall terminate on the first anniversary of the Closing Date; provided, however, that with respect to any claim for indemnification that is asserted or made on or prior to such date, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim; and further provided, that the foregoing limitations shall not apply to any Losses that may be incurred by Buyer by virtue of or result from any breach of the representations and warranties set forth in Articles 3.1, 3.2, 3.3 or 3.4 or from violations of law, fraud or intentional misrepresentation.

(c) As promptly as practicable after its discovery of grounds for a claim for indemnification hereunder, Buyer will deliver a written claim for indemnification to Seller, specifying in reasonable detail the basis therefor and, if known, the amount, or an estimate of the amount, of the Losses arising therefrom. Thereafter, Buyer will provide to Seller all information and documentation reasonably available to it to support and verify such claim. If the facts giving rise to a claim for indemnification hereunder arise out of the claim of any third party, or if there is any claim against a third party, Seller may, with Buyer's consent, elect to assume the defense or the prosecution, with counsel satisfactory to Buyer, at the sole cost and expense of Seller. Whether or not Seller chooses to assume the defense or prosecution of the claims, Seller and Buyer will cooperate in the defense or prosecution thereof and will furnish such records and information and attend at such proceedings as may be reasonably requested in connection herewith.

8.3. Modification or Amendment. At any time prior to the Closing, the parties hereto may modify or amend this Agreement, by written agreement duly executed and delivered by each of the parties hereto.

8.4. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the fifth business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the facsimile number specified below (or at such other address or facsimile number for a party as shall be specified by notice given in accordance with this Article):

(a) If to Buyer, to:

Interactive Intelligence, Inc.
7601 Interactive Way
Indianapolis, Indiana 46278
Attention: Stephen R. Head
Facsimile No.: (317) 715-8412

With a required copy to:

Baker & Daniels LLP
600 E. 96th Street
Suite 600
Indianapolis, Indiana 46240
Attention: J. Jeffrey Brown
Facsimile No.: (317) 569-4800

(b) If to Seller, to:

Alliance Systems, Ltd.
3501 E. Plano Parkway
Plano, Texas 75074
Attention: David Moore
Facsimile No.: (972) 633 3426

With a required copy to:

Alliance Systems, Ltd.
3501 E. Plano Parkway
Plano, Texas 75074
Attention: Legal Counsel
Facsimile No.: (972) 633 3484

No provision of this Agreement, including this Article 8.4, shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including such arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

8.5. Entire Agreement; Assignment; Etc. This Agreement (including the attached Exhibits and Schedules) constitutes the entire agreement, and supersedes all other agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, and shall not be assignable by either party without the prior written consent of the other party and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.

8.6. Captions. The Article and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

8.7. Counterparts. This Agreement may be executed in the original or by facsimile or email in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Indiana, without regard to the conflicts of laws principles thereof.

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IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by each of the parties hereto as of the date first written above.

INTERACTIVE INTELLIGENCE, INC.

By	/s/ Stephen R. Head
Stephen R. Head Chief Financial Officer

ALLIANCE SYSTEMS, LTD.

By	/s/ David W. Moore
David W. Moore Chief Financial Officer